Exhibit 10.1

Execution Copy

CONTRIBUTION, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS CONTRIBUTION, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is made on September 14, 2009 (“Effective Date”), by and among Grande Communications Holdings, Inc., a Delaware corporation (“Grande Holdings”), Grande Communications Networks LLC, a Delaware limited liability company (“Grande Operating”), Grande Investment L.P., a Delaware limited partnership (“Ultimate Parent”), and Grande Parent LLC, a Delaware limited liability company and wholly-owned subsidiary of Ultimate Parent (“Parent,” together with Ultimate Parent and ABRY, the “ABRY Parties”),.  The parties to this Agreement are collectively referred to herein as the (“Parties.”)

R E C I T A L S

WHEREAS, the Parties have entered into that certain Recapitalization Agreement (the “Recapitalization Agreement”), dated as of August 27, 2009, by and among ABRY Partners VI, L.P., a Delaware limited partnership (“ABRY”), Ultimate Parent, Parent, Grande Holdings and Grande Operating (capitalized terms used in this Agreement but not otherwise defined shall have the meanings ascribed to them in the Recapitalization Agreement);

WHEREAS, Grande Holdings currently owns all of the outstanding Equity Securities of Grande Operating;

WHEREAS, pursuant to the terms and conditions of the Recapitalization Agreement, on the Closing Date, Grande Holdings or a wholly-owned subsidiary thereof designated by Grande Holdings will acquire a general partner interest in Ultimate Parent and Grande Operating will become a wholly-owned subsidiary of Parent;

WHEREAS, as a condition to entering into and performing their respective obligations under the Recapitalization Agreement, the Parties are requiring Grande Holdings and Grande Operating to enter into this Agreement pursuant to which Grande Holdings will assign to Grande Operating certain assets used in the Business and Grande Operating will assume certain obligations related thereto.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1
CONTRIBUTION OF ASSETS

Section 1.1             Contribution and Assignment of the Grande Holdings Assets.  Subject to the terms and conditions of this Agreement, Grande Holdings hereby contributes, assigns, transfers, conveys and delivers to Grande Operating, and Grande Operating hereby accepts from Grande Holdings, free and clear of any Encumbrances other than Permitted Encumbrances, all of Grande Holdings’ right, title and interest in, to and under all of its assets other than the Excluded Assets (as defined in Section 1.2 below), as each thereof exists on the Effective Date (collectively, the “Transferred Assets”).  Without limiting the foregoing, the Transferred Assets shall include the following specified items except to the extent included in the Excluded Assets:

(a)            All Cash and Cash Equivalents.  All cash and cash equivalents and rights thereto held by or for the account of Grande Holdings as of the Effective Date, except as provided in Section 1.2(a);

(b)            Tangible Personal Property.  All machinery, equipment, furniture, fixtures, tools, spare parts, supplies, maintenance equipment and materials; all computers, servers, routers, and other computer networking components; and all other items of tangible personal property of every description held by Grande Holdings, if any, as of the Effective Date and used in connection with the Business (collectively, the “Tangible Personal Property”);

(c)            Inventory and Supplies.  All inventory and supplies, if any, owned by Grande Holdings as of the Effective Date and used with respect to the Business including all hardware, software, devices, tools, and other products of every kind held for sale, license or other form of distribution to customers in whatever form and media (collectively, the “Inventory”);

(d)            Contracts and Licenses.  To the extent related to the Business, all rights and benefits under all contracts, governmental approvals, and other documents, commitments, arrangements, undertakings, or authorizations, including the contracts set forth in Schedule 1.1(d) (collectively, the “Transferred Contracts”);

(e)            Permits.  All of Grande Holdings’ rights in each of the licenses and permits, if any, used in the operation of the Business, to the extent such licenses and permits may be transferred or assigned;

(f)             Intellectual Property.  All of Grande Holdings’ right, title and interest, if any, in and to all of the intellectual property used in the Business (collectively, the “Intellectual Property”);

(g)            Names.  All of Grande Holdings’ right, title and interest, if any, to all Web sites to the extent relating to the Business; all corporate and trade names relating to the Business; all Internet domain names in all forms that include in whole or in part any words consisting of or similar to the names set forth in Schedule 1.1(g) and all content in electronic and other forms with respect to Internet web sites relating to the Business; and all telephone and facsimile numbers and post office boxes relating to the Business;

(h)            Receivables and Prepaids. To the extent relating to the Business, any and all accounts receivable, general intangibles, deposits, refunds, unbilled costs and fees, any items prepaid by Grande Holdings, rights of set-off, promissory notes and other obligations of any kind payable to Grande Holdings, and other receivables of any kind;

(i)             Litigation Claims.  All claims, demands, rights defenses, actions, causes of action, suits, contracts, obligations, accounts, defenses, offsets, powers, privileges, licenses and franchises of any kind or character whatsoever, known or unknown, suspected or unsuspected, arising prior to, the Effective Date, in contract or in tort, at law or in equity, or under any other theory of law, held by Grande Holdings against any Person and relating to the Transferred Assets or Assumed Liabilities, including (i) rights of setoff, counterclaim, or recoupment, and claims on contracts or for breaches of duties imposed by Law and (ii) such claims and defenses as fraud, mistake, duress and usury; and

(j)             Benefit Plans. All rights and interests in and to the Grande Benefit Plans (other than the Grande Communications Holdings, Inc. Second Amended and Restated 2000 Stock Incentive Plan, as amended, and all predecessors of such Plan, and all Stock Option Agreements entered into with grantees of options and restricted stock thereunder).

Section 1.2             Excluded Assets.  Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, Grande Operating shall not receive any right, title or interest in or to the following assets of Grande Holdings, which are not part of the transactions contemplated under this Agreement and which shall remain the property of Grande Holdings after the Effective Date (the “Excluded Assets”):

(a)            Bank accounts, but not any other cash or cash equivalent or right thereto or deposited or credited to any such account except for an amount equal to the Distribution Amount of the cash and other cash equivalents held by Grande Holdings or distributed by Grande Operating to Grande Holdings on or prior to the Effective Date;

(b)            all minute books, stock records and corporate seals of Grande Holdings, and all Contracts between Grande Holdings and any Securityholder or other holder of Equity Securities of Grande Holdings relating to its ownership of such Equity Securities, and all related records;

(c)            all shares of capital stock of Grande Holdings held in treasury;

(d)            all Contracts of Grande Holdings for legal, investment advisory and accounting services other than those set forth on Schedule 1.1(d);

(e)            all insurance policies related to directors and officers insurance and all rights thereunder;

(f)             all records that Grande Holdings is required by Law to retain in its possession or that related to the Excluded Assets;

(g)            all rights of Grande Holdings under this Agreement, the Recapitalization Agreement, the Ancillary Agreements and the other documents and instruments delivered thereunder except for the Note Purchase Agreement;

(h)            all refunds for federal taxes of any kind, including taxes related to any consolidated group that includes Grande Holdings and Grande Operating (or a predecessor or any member of such consolidated group);

(i)             all refunds for state or local taxes of any kind relating to Grande Holdings (including Delaware franchise tax); and

(j)             the other assets reflected on Schedule 1.2.

Section 1.3             Power of Attorney.  Grande Holdings constitutes and appoints Grande Operating the true and lawful agent and attorney in fact of Grande Holdings, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Grande Holdings but on behalf and for the benefit of Grande Operating and their respective successors and assigns, from time to time:

(a)            to demand, receive and collect any and all of the Transferred Assets and to give receipts and releases for and with respect to the same, or any part thereof;

(b)            to institute and prosecute, in the name of Grande Holdings or otherwise, but at the expense and for the benefit of Grande Operating, any and all proceedings at law, in equity or otherwise, which Grande Operating or their respective successors and assigns may deem proper to collect or reduce to possession any of the Transferred Assets and to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and

(c)            to do all things legally permissible, required, or reasonably required, to recover and collect the Transferred Assets.

                      Grande Holdings declares that the foregoing powers are coupled with an interest and are and will be irrevocable by Grande Holdings.

Section 1.4             Communications.  Grande Operating shall forward any and all communications received by it that are intended for Grande Holdings, including mail, faxes and other communications whether received from stockholders of Grande Holdings, their Affiliates or their respective officers, directors, stockholders, managers, members, employees, agents or representatives or otherwise.

Section 1.5             Name Change:  Grande Holdings will change its name to Rio Holdings, Inc., within ten (10) business days after the consummation of the transactions contemplated by the Recapitalization Agreement; provided, Grande Holdings may thereafter refer to itself as “formerly known as Grande Communications Holdings, Inc.” as necessary to conduct its business.

ARTICLE 2
ASSUMPTION OF LIABILITIES

Section 2.1             Assumed Liabilities.  Grande Operating hereby assumes all liabilities of Grande Holdings related to the Business, whether accrued, absolute, contingent, known, unknown or otherwise, except to the extent included in the Excluded Liabilities, including the following (the liabilities so assumed, the “Assumed Liabilities”):

(a)            All liabilities and obligations of Grande Holdings under any of the Transferred Assets, including the Transferred Contracts, Tangible Personal Property, Inventory and Intellectual Property; and

(b)            All liabilities and obligations of Grande Holdings under any licenses or permits held by Grande Operating which are assigned or transferred to Grande Operating pursuant to this Agreement;

(c)            All liabilities and obligations of Grande Holdings relating to or arising from any Action arising out of or related to the Transferred Assets, the Assumed Liabilities or the operation of the Business;

(d)            All liabilities and obligations of Grande Holdings or Grande Holdings Investor under any guarantees with respect to the Business, Grande Operating or its Contracts, including the Grande Holdings Lease Guarantees;

(e)            All environmental, health and safety liabilities and obligations arising out of or relating to the operation of the Business or the leasing, ownership or operation of real property by Grande Holdings or Grande Operating or any predecessor thereto;

(f)            All liabilities and obligations arising under any Employee Benefit Plan (other than the Stock Plan) or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, health care plans or benefits or any other employee plans or benefits of any kind for Grande Employees or Legacy Employees or both (other than liabilities and obligations arising under the Transaction Bonus Plan to the extent the Recapitalization Agreement provides that such liabilities and obligations will be Grande Holdings Transaction Expenses); and

(g)            All liabilities and obligations arising under any employment, severance, retention or termination agreement with any Grande Employee or Legacy Employee (other than liabilities and obligations arising under the Executive Employment Agreements to the extent the Recapitalization Agreement provides that such liabilities and obligations will be Grande Holdings Transaction Expenses).

Section 2.2              Excluded Liabilities.  Grande Holdings shall retain all liabilities not included in the Assumed Liabilities, including all liabilities and obligations relating or arising out of the Excluded Assets (the “Excluded Liabilities”).

ARTICLE 3
INDEMNIFICATION

Section 3.1             Indemnification by Grande Operating.  Ultimate Parent, Parent and Grande Operating shall, jointly and severally, indemnify and hold harmless Grande Holdings, each of its Affiliates and their respective successors, assigns and their respective past, present and future officers, directors, stockholders, managers, members, employees, agents and representatives (each, an “Indemnified Party”) from and against any and all costs, losses, claims, suits, Actions, assessments, liabilities, fines, penalties, damages and expenses (including expenses of investigation, court costs and reasonable attorneys’ fees) (collectively, “Damages”) suffered or incurred by such Indemnified Party arising out of, caused by, or otherwise in respect of or in connection with:

(a)            any breach of any covenant or agreement of Grande Operating contained in this Agreement;

(b)            the Assumed Liabilities;

(c)            the Transferred Assets; or

(d)            any failure by Grande Operating to perform or observe in full, or to have performed or observed in full, any covenant, agreement or condition to be performed or observed by Grande Holdings or Grande Operating under the Transferred Contracts.

Section 3.2             Notification; Opportunity to Defend.  As soon as reasonably practicable after an Indemnified Party becomes aware of any claim (a “Liability Claim”) for which it may seek indemnification under this Article 3, such Indemnified Party shall give notice thereof (each, a “Claims Notice”) to the party from whom indemnification is sought (such party, the “Indemnifying Party”), which notice shall describe the Liability Claim in reasonable detail and indicate the basis for such request for indemnification under this Agreement.  No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 3.2 shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party.  The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party, within 30 days of receipt of the applicable Claim Notice, to assume and conduct the defense of such Liability Claim, in accordance with the limits set forth in this Agreement, with counsel selected by the Indemnifying Party (who shall be reasonably acceptable to the Indemnified Party).  If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 3.2, the Indemnified Party may continue to defend the Liability Claim.  If the Indemnifying Party assumes the defense of a Liability Claim as provided in this Section 3.2, the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, or (ii) in the Indemnified Party’s reasonable judgment a conflict of interest between the Indemnified Party and the Indemnifying Party may exist with respect to a Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred by the Indemnified Party in connection therewith.  The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement.  The Indemnifying Party, if it shall have assumed the defense of any Liability Claim as provided in this Section 3.2, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, such Liability Claim which: (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim; (ii) grants any injunctive or equitable relief; or (iii) may reasonably be expected to have a material adverse effect on the Indemnified Party or its business.  The Indemnified Party shall have the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party.

Section 3.3              Insurance.  Grande Operating shall include Grande Holdings as a named insured on all of Grande Operating existing and future insurance policies that insure against Assumed Liabilities for a period of at least six years after the Closing Date.

ARTICLE 4
RELEASE

Section 4.1             Release by Grande Holdings.  Effective on and as of the Effective Date, Grande Holdings, for itself and its respective successors and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges Grande Operating and its Affiliates and their respective agents, employees, representatives, officers, directors, managers, partners, stockholders, members and owners, past and present, and the heirs, successors and assigns of all of the foregoing (collectively, the “Grande Operating Released Parties”), from any and all debts, liabilities, claims, demands, losses, actions and causes of action, suits, judgments and controversies of any kind whatsoever which Grande Holdings may now have, whether known or unknown, anticipated or unanticipated and whether accrued or hereafter to accrue, against the Grande Operating Released Parties, other than any tax obligation of Grande Operating arising during any period that Grande Holdings and Grande Operating (or their predecessors) were members of a consolidated group for federal income tax purposes, after utilization of any available consolidated net operating losses, caused by or arising out of or in any way related to the business, affairs, actions or omissions of Grande Holdings and/or the officers or directors or any other employee or independent contractor of Grande Holdings through the Effective Date (collectively, the “Grande Operating Released Claims”).  Grande Holdings further agrees not to file or bring any claim, suit, action, complaint or arbitration with respect to any Grande Operating Released Claim.  Notwithstanding anything in this Section 4.1 to the contrary, nothing contained in this Section 4.1 will operate to release, relieve or otherwise limit any obligations of Grande Operating arising under this Agreement, including Article 3, the Recapitalization Agreement or any Ancillary Agreement.

Section 4.2             Release by Grande Operating.  Effective on and as of the Effective Date, Grande Operating, for itself and its respective successors and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges Grande Holdings and its Affiliates and their respective agents, employees, representatives, officers, directors, managers, partners, stockholders, members and owners, past and present, and the heirs, successors and assigns of all of the foregoing (collectively, the “Grande Holdings Released Parties”), from any and all debts, liabilities, claims, demands, losses, actions and causes of action, suits, judgments and controversies of any kind whatsoever which Grande Operating may now have, whether known or unknown, anticipated or unanticipated and whether accrued or hereafter to accrue, against the Grande Holdings Released Parties, caused by or arising out of or in any way related to the business, affairs, actions or omissions of Grande Operating and/or the officers or directors or  any other employee or independent contractor of Grande Operating through the Effective Date  (collectively, the “Grande Holdings Released Claims”).  Grande Operating further agrees not to file or bring any claim, suit, action, complaint or arbitration with respect to any Grande Holdings Released Claim.  Notwithstanding anything in this Section 4.2 to the contrary, nothing contained in this Section 4.2 will operate to release, relieve or otherwise limit any obligations of Grande Holdings arising under this Agreement, the Recapitalization Agreement or any Ancillary Agreement.

ARTICLE 5
GENERAL PROVISIONS

Section 5.1             Subject to Recapitalization Agreement; Modification.  This Agreement is being executed pursuant to the Recapitalization Agreement and is subject to the terms and conditions contained in the Recapitalization Agreement.  This Agreement may not be changed, modified, discharged or terminated in any manner other than by a written agreement signed by the Parties to this Agreement or their respective successors and assigns. In the event of any express conflict between the provisions of this Agreement and the provisions of the Recapitalization Agreement, the provisions of the Recapitalization Agreement shall control.

Section 5.2            Costs; Taxes.  Grande Operating shall be responsible for recording and filing documents associated with the transfer of the Transferred Assets to it and for all costs and fees associated therewith, including (i) filing the assignments with appropriate federal, state and local Governmental Authorities as required by applicable Law and (ii) the payment of any and all stamp, documentary, real property transfer, sales, gross receipts, use or similar Taxes or assessments (if any) arising out of the conveyance of the Transferred Assets as contemplated by this Agreement.  Each Party shall cooperate with the other in timely making all filings, returns, reports and forms as may be required in connection with the payment of the expenses, fees and costs contemplated by the previous sentence, including delivering all instruments and certificates as are reasonably necessary to minimize such expenses, fees and costs and to enable the other Party to timely comply with the filing of any tax return that relates to such expenses, fees and costs.

Section 5.3             Assignment; Survival; Binding Effect; Third Party Beneficiaries.

(a)            No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, that without the written consent of the other parties, Grande Holdings may make any such assignment after the Effective, to any Person who acquires its partnership interest in Ultimate Parent (or any successor or transferee thereof) in accordance with the Ancillary Agreements, and (c) all rights of Grande Holdings under this Agreement and any Ancillary Agreement shall inure to the benefit of, and be enforceable by, any of the stockholders of Grande Holdings upon any liquidation or other distribution by Grande Holdings to its stockholders after the Effective Date of its partnership interest in Ultimate Parent (or any successor or transferee thereof).

(b)            The rights and obligations of the Parties to this Agreement shall survive the Closing indefinitely, except to the extent explicitly stated otherwise.

(c)            All of the terms, agreements, covenants and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

(d)            The Indemnified Parties shall be third party beneficiaries of Article 3.  The Grande Operating Released Parties and the Grande Holdings Released Parties shall be third party beneficiaries of Section 4.1 and Section 4.2 respectively.  Except as provided in the preceding sentence, there are no third party beneficiaries having rights under or with respect to this Agreement.

Section 5.4             Governing Law.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law that would cause the laws or any other jurisdiction to be applied, provided, however, that matters concerning title to the Transferred Assets shall be governed and construed in accordance with the laws of the jurisdiction where such Transferred Assets are located.

Section 5.5             Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.  Execution and delivery of this Agreement by exchange of facsimile or other electronically transmitted counterparts bearing the signature of a Party shall be equally as effective as delivery of a manually executed counterpart by such Party.

Section 5.6             Further Assurances.  Each Party hereby agrees that it will, at any time and from time to time after the date hereof, and without further consideration, take all such further actions, and execute and deliver all such further instruments or documents, as may be reasonably requested by the other Party to effectuate the purposes of this Agreement

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GRANDE COMMUNICATIONS HOLDINGS, INC.

By:	/s/ Michael L. Wilfley
	Name:	Michael L. Wilfley
	Title:	Chief Financial Officer

GRANDE COMMUNICATIONS NETWORKS LLC

By:	/s/ Michael L. Wilfley
	Name:	Michael L. Wilfley
	Title:	Chief Financial Officer

GRANDE INVESTMENT L.P.

By:	Grande Manager, LLC,
Its General Partner

By:	/s/ Patrick Bratton
	Name:	Patrick Bratton
	Title:	Chief Financial Officer

GRANDE PARENT

By:	Grande Investment L.P.,
Its Sole Member

By:	/s/ Patrick Bratton
	Name:	Patrick Bratton
	Title:	Chief Financial Officer